Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264601

PROSPECTUS SUPPLEMENT No. 2
(to prospectus dated August 16, 2022)

Vertical Aerospace Ltd.

15,265,136 ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form F-1 (Registration Statement No. 333-264601), effective as of August 15, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on October 18, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “EVTL.” On October 17, 2022, the last reported sale price of our ordinary shares as reported on the NYSE was $9.67 per share. Our public warrants are listed on the NYSE under the symbol “EVTLW.” On October 17, 2022, the last reported sale price of our public warrants as reported on NYSE was $0.56 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 18, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2022

Commission File Number: 001-41169

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒           Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Board Changes

On October 17, 2022, Harry Holt notified the Board of Directors (the “Board”) of Vertical Aerospace Ltd. (the “Company”) of his resignation as a member of the Board, effective as of that date, and as Deputy Chief Executive Officer of the Company, effective as of October 28, 2022. Also on October 17, 2022, Marcus Waley-Cohen notified the Board of his resignation as a member of the Board, effective as of that date.

The Company thanks Mr. Holt and Mr. Waley-Cohen for their service and wishes them the best in their future endeavors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Aerospace Ltd.

Date: October 18, 2022	By:	/s/ Vincent Casey
Vincent Casey
Chief Financial Officer